1

Exhibit 10.17

RIVERSIDE BANK
AMENDED AND RESTATED
SALARY CONTINUATION AGREEMENT
THIS AMENDED AND RESTATED SALARY CONTINUATION AGREEMENT (the “Agreement”) is adopted as of this 1st day of June, 2005 (the “Execution Date”) by and between RIVERSIDE BANK, a state-chartered commercial bank located in Marietta, Georgia (the “Company”), and Kessel D. Stelling, Jr. (the “Executive”). The Agreement supersedes in its entirety that Salary Continuation Agreement dated December 17, 2003 between the Executive and the Company (the “Original Salary Continuation Agreement”).
The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time. The Company will pay the benefits from its general assets.
The Company and the Executive agree as provided herein.
Article 1
Definitions
Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1
“Accrual Balance” means the liability accrued by the Company, under Generally Accepted Accounting Principles (“GAAP”), for the Company's obligation to the Executive under this Agreement, by applying APB 12 as amended by FAS 106 and the Discount Rate. The Accrual Balance shall be reported by the Company to the Executive On an annual basis. The Accrual Balance on the Effective Date and as reflected on Schedule A attached hereto is One Hundred Twenty Two Thousand Eight Hundred Twenty Nine Dollars and no/100's ($122,829.00).

1.2	“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of lid Executive determined pursuant to Article 4.

1.3
“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4
“Change of Control” means the approval by the stockholders of either the Company or Riverside Bancshares, Inc. of a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Company or Riverside Bancshares, Inc., as the case may be, immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated entity's then outstanding voting securities; provided, however, that no Change of Control shall be deemed to have occurred if, immediately after the reorganization, merger or consolidation and for a period of at least one year thereafter, ABS Investors, LLC, John Williams or Kessel Stelling shall be deemed in control of the Company or the entity resulting from the transaction under the rules and regulations of the applicable primary federal and state banking regulators.

1.5	“Code” means the Internal Revenue Code of 1986, as amended, and, to the extent applicable, all regulations and rulings promulgated thereunder.

1.6
Disability” means the Executive's suffering a sickness, accident or injury which has been determined by the insurance carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit to the Plan Administrator proof of the insurance carrier's or Social Security Administration's determination upon the request of the Plan Administrator.

1.7
“Discount Rate” means the rate used by the Plan Administrator for determining the Accrual Balance. The initial Discount Rate is 7.5% percent per year. However, the Plan Administrator, in its sole discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP.

1.8
“Early Termination” means the Termination of Employment before Normal Retirement Age for reasons other than a Termination of Employment (a) due to death or Disability, (b) for Cause or (c) following a Change of Control provided such Termination of Employment following the Change of Control is for a reason or at a time described in Section 2.4.

1.9	“Early Termination Date” means the month, day and year in which Early Termination occurs.

1.10	“Effective Date” means January 1, 2003.

1.11	“Good Reason” means any of the following actions taken by the Company without the written consent of the Executive:

a)	a material modification to the Executive's job title or position of responsibility,

b)	a material modification of the scope of the Executive's responsibilities,

c)
a requirement that the Executive relocate the Executive's principal job location from the site determined as of the effective date of a Change of Control to a location more than 20 miles from that site, or

d)	a reduction in the Executive's base salary or level of bonus opportunity.

1.12 “Normal Retirement Age” means the Executive's 65th birthday.

1.13	“Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

1.14	“Plan Administrator” means the plan administrator described in Article 8.

1.15	“Plan Year” means each twelve-month period commencing on the Effective Date.

1.16	“Termination for Cause” has that meaning set forth in Article 5.

1.17	“Termination of Employment” means that the Executive experiences a separation from service with the Company and its affiliates as contemplated under Section 409A(a)(2)(A)(i) of the Code.

1.18	“Vesting Percentage” means 100%.

Article 2
Benefits During Lifetime

2.1
Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1    Amount of Benefit. The annual retirement benefit under this Section 2.1, determined as of the Execution Date, is One Hundred Twenty Two Thousand Nine Hundred Forty Dollars and no/100's ($122,940.00). On January 1, 2006, and the first day of each Plan Year thereafter until the Executive's Normal Retirement Age, the annual retirement benefit shall be increased by an amount equal to 3% of the prior year's annual retirement benefit amount. The Normal Retirement Benefit is displayed on Schedule A under the column titled “Benefit Level”.
2.1.2     Payment of Benefit, The Company shall pay the annual retirement benefit to the Executive in twelve (12) equal monthly installments commencing on the last day of the month following the Executive's Normal Retirement Date. The annual benefit shall be paid to the Executive for fifteen (15) years.

2.2	Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article,

2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Retirement Benefit set forth on Schedule A attached hereto for the Plan Year ending immediately prior to the Early Termination Date and represents the vested Accrual Balance. (The Early Retirement Benefit displayed on Schedule A is determined by multiplying the Accrual Balance for the Plan Year ending immediately prior to the Early Termination Date by the Vesting Percentage in effect as of the Early Termination Date to determine the vested Accrual Balance.)
2.2.2 Payment of Benefit. The Company shall pay the Early Retirement Benefit to the Executive in a lump sum within ninety (90) days following the Early Termination Date.

2.3
Disability Benefit. Upon Termination of Employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1
Amount of Benefit. The annual benefit under this Section 2.3 is the Disability Benefit set forth on Schedule A attached hereto for the Plan Year ending immediately prior to the date that Termination of Employment occurs. (The Disability Benefit displayed on Schedule A is determined by vesting the Executive in one hundred percent (100%) of. the Accrual. Balance increased by adding interest at the -Discount Rate, compounded monthly, to the Accrual Balance from the date that the Termination of Employment occurs to payment of the Disability Benefit under Section 2.3.2.)    .

2.3.2	Payment of Benefit. The Company shall pay the benefit to the Executive in a lump sum within ninety (90) days following the Executive's attainment of Normal Retirement Age.

2.4
Change of Control Benefit. If, subsequent to a Change of Control, the Executive experiences a Termination of Employment (other than due to death or Disability) either within twelve (12) months thereafter due to (i) action by the Company, other than pursuant to Section 5.1 below, or (ii) a resignation by the Executive for Good Reason; or at any time on or after, but not before, the first anniversary of the Change of Control, regardless of the circumstances (other than for Cause), then the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1
Amount of Benefit. The annual retirement benefit under this Section 2.4 is the Change of Control Benefit set forth on Schedule A attached hereto for the Plan Year during which the Termination of Employment occurs. (The Change of Control Benefit displayed on Schedule A is determined by vesting the Executive in one hundred percent (100%) of the Normal Retirement Benefit amount described in Section 2.1.1 determined as of the date on which the Termination of Employment occurs.

2.4.2
Payment of Benefit. The Company shall pay the benefit to the Executive in fifteen (15) annual installments commencing with the first of the month following the Executive's attainment of Normal Retirement Age.

2.5
Limitation on Timing of Benefit Payments. Notwithstanding any other provision of this Article 2, if the Executive is a Specified Employee at the time of any Termination of Employment pursuant to which benefits become payable in accordance with this Article 2, all benefit payments otherwise due and payable shall be suspended for a period of six (6) months following the Termination of Employment and the amounts so suspended will be paid in a lump sum as soon as practicable following the six-month anniversary of the Termination of Employment. For purposes of this Section 2.5, a “Specified Employee” is a person described in Section 409A(a)(2)(B)(i) of the Code.

Article 3
Death Benefits

3.1
Death During Active Service. If the Executive dies while prior to a Termination of Employment, the Company shall pay to the Beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of any benefits under Article 2.

3.1.1	Amount of Benefit. The benefit under this Section 3.1 is the Accrual Balance set forth on Schedule A attached hereto for the Plan Year in which the Executive's death occurs.

3.1.2	Payment of Benefit. The Company shall pay the benefit to the Beneficiary in a lump sum within sixty (60) days following the Executive's death.

3.2
Death During Payment of a Benefit. If the Executive dies after any benefit payments have commenced under Article 2 of this. Agreement but before receiving all such payments, the Company shall pay the then present value of the remaining benefits, calculated using the Discount Rate, compounded monthly, to the Beneficiary in a lump sum within sixty (60) days following the Executive' S death.

3.3
Death After Termination of Employment But Before Payment of a Benefit Commences. If the Executive is entitled to any benefit payments under Article 2 of this Agreement; but dies prior to the commencement of said benefit payments (but after a Termination of Employment), the Company shall pay the then present value of the unpaid benefits, calculated using the Discount Rate, compounded monthly, and assuming benefit payments at the dates they would have been paid had the Executive lived to receive them, to the Beneficiary in a lump sum within sixty (60) days following the Executive's death.

Article
Beneficiaries

4.1
Beneficiary Designation. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Company in which the Executive participates.

4.2
Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Executive's Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator's rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive's death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4
No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive's spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive's estate.

4.5
Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person's property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Executive and the Executive's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

Article 5
General Limitations

5.1
Termination for Cause If the Company terminates the Executive's service for cause or good reason as contemplated by the terms of any employment agreement in effect between the Executive and the Company or, if no such employment agreement is then in effect, if the Company terminates the Executive's services for:

5.1.1	conduct by the Executive that amounts to gross and willful insubordination or gross and willful inattention to his duties and responsibilities;

5.1.2	commission by the Executive of a felony or of a gross misdemeanor involving moral turpitude;

5.1.3	fraud, dishonesty or willful misconduct by the Executive that results in material financial harm to the Company or Riverside Bancshares, Inc.; or

5.1.4
conduct by the Executive that results in removal from his position within the Company pursuant to a written order by any regulatory agency with authority or jurisdiction over the Company or Riverside Bancshares, Inc.

5.2
Excess Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, to the extent any benefit would create an excise tax under the excess parachute rules of Section 280G of the Code, the Company shall reduce the benefit paid under this Agreement to the maximum benefit that would not result in any such excise tax.

Article 6
Claims And Review Procedures
6.1    Claims Procedure:

6.1.1
Notice of Denial. If the Executive or a Beneficiary is denied a claim for benefits under the Agreement, the Plan Administrator shall provide to the claimant written notice of the denial within ninety (90) days (forty-five (45) days with respect to a denial of any claim for benefits due to the Executive's Disability) after the Plan Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed a period of ninety (90) days (thirty (30) days with respect to a claim for benefits due to the Executives Disability) from the end of such initial period. With respect to a claim for benefits due to the Executive's Disability, an additional extension of up to thirty (30) days beyond the initial 30-day extension period may be required for processing the claim. In such event, written notice of the extension shall be furnished to the claimant within the initial 30-day extension period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Plan Administrator expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

6.1.2
Contents of Notice of Denial. If the Executive or Beneficiary is denied a claim for benefits under the Agreement, the Plan Administrator shall provide to such claimant written notice of the denial which shall set forth:

(a)	the specific reasons for the denial;

(b)	specific references to the pertinent provisions of the Agreement on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(d)
an explanation of the Agreement's claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review;

(e)
in the case of a claim for benefits due to the Executive's Disability, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request; and

(f)
in the case of a claim for benefits due to the Executive's Disability, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of the Agreement to the claimant's medical circumstances or a statement that such explanation will be provided free of charge upon request.

6.1.3	Right to Review. After receiving written notice of the denial of a claim, a claimant or his representative shall be entitled to:

(a)
request a full and fair review of the denial of the claim by written application to the Plan Administrator (or Appeals Fiduciary in the case of a claim for benefits payable due to the Executive's Disability);

(b)	request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

(c)	submit written comments, documents, records, and other information relating to the denied claim to the Plan Administrator or Appeals Fiduciary, as applicable; and

(d)
a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

For purposes of this Article 6, the term “Appeals Fiduciary” means an individual or group of individuals appointed to review appeals of claims for benefits payable due to the Executive's Disability.
6.1.4    Application for Review,

(a)
If a claimant wishes a review of the decision denying his claim to benefits under the Agreement, other than a claim described in clause (b) of this Section 6.1.4, he must submit the written application to the Plan Administrator within sixty (60) days after receiving written notice of the denial.

(b)
If the claimant wishes a review of the decision denying his claim to benefits under the Agreement due to, the Executive's Disability, he must submit the written application to the Appeals Fiduciary within one hundred eighty (180) days after receiving written notice of the denial. With respect to any such claim, in deciding an appeal of any denial based in whole or in part on a medical judgment (including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate), the Appeals Fiduciary shall:

(i)	consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment; and

(ii)
identify the medical and vocational experts whose advice was obtained on behalf of the Agreement in connection with the denial without regard to whether the advice was relied upon in making the determination to deny the claim.

Notwithstanding the foregoing, the health care professional consulted pursuant to this clause (b) shall be an individual who was not consulted with respect to the initial denial of the claim that is the subject of the appeal or a subordinate of such individual.

6.1.5
Hearing. Upon receiving such written application for review, the Plan Administrator or Appeals Fiduciary, as applicable, may schedule a hearing for purposes of reviewing the claimant's claim, which hearing shall take place not more than thirty (30) days from the date on which the Plan Administrator or Appeals Fiduciary received such written application for review.

6.1.6
Notice of Hearing. At least ten (10) days prior to the scheduled hearing, the claimant and his representative designated in writing by him, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or his representative, if any, may request that the hearing be rescheduled, for his convenience, on another reasonable date or at another reasonable time or place.

6.1.7	Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

6.1.8
Decision on Review. No later than sixty (60) days (forty-five (45) days with respect to a claim for benefits. due to the Executive's Disability) following the receipt of the written application for review, the Plan Administrator or the Appeals Fiduciary, as applicable, shall submit its decision on the review in writing to the claimant involved and to his representative, if any, unless the Plan Administrator or Appeals Fiduciary determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days (ninety (90) days with respect to a claim for benefits due to the Executive's Disability) after the date of receipt of the written application for review. If the Plan Administrator or Appeals Fiduciary determines that the extension of time is required, the Plan Administrator or Appeals Fiduciary shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day (forty-five (45) days with respect to a claim for benefits due to the Executive's Disability) period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator or Appeals Fiduciary expects to render its decision on review. In the case of a decision adverse to the claimant, the Plan Administrator or Appeals Fiduciary shall provide to the claimant written notice of the denial which shall include:

(a)	the specific reasons for the decision;

(b)	specific references to the pertinent provisions of the Agreement on which the decision is based;

(c)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits;

(d)
an explanation of the Agreement's claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant's right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review;

(e)
in the case of a claim for benefits due to the Executive's Disability, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such ride, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion Will be provided free of charge upon request;

(f)
in the case of a claim for benefits due to the Executive's Disability, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of the Agreement to the claimant's medical circumstances or a statement that such explanation will be provided free of charge upon request; and

(g)	in the case of a claim for benefits due to the Executive's Disability, a statement regarding the availability of other voluntary alternative dispute resolution options.

Article 7
Amendments and Termination
The Company, through its Board of Directors (or its designee to the extent it has been delegated authority), may amend or terminate the Agreement only with the consent of the Executive;

8.6	Annual Statement. The Plan Administrator shall provide to the Executive, within 120 days after the end of each Plan Year, a statement setting forth the benefits payable under this Agreement.

Article 9
Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

9.2
No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any mariner.

9.4
Tax Withholding. The Company shall withhold any taxes that, in its reasonable judgment, are required to be withheld from the benefits provided under this Agreement. To the extent withholding of tax obligations may be requited prior to benefit payments, such withholdings will reduce the benefit amounts payable to the Executive as set forth on Schedule A to this Agreement. The Executive acknowledges that the Company's sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Georgia, except to the extent preempted by the laws of the United States of America.

9.6
Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and Beneficiary have no preferred or secured claim.

9.7
Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

9.8
Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. This Agreement supersedes in its entirety the Original Salary Continuation Agreement and, as a result, the Original Salary Continuation Agreement becomes null and void upon the execution of this Agreement by the parties. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9
Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10
Alternative Action. In the event it shall become impossible for the Company or the Plan Administrator to perform any act required by this Agreement, the Company or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Company.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12
Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13
Notice. Any notice or filing required or permitted to be given to the Company or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Riverside Bank
1200 Johnson Ferry Road Marietta, Georgia 30068 Attn: Carol B. Smith

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification,
Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive as reflected by the record's of the Company.

9.14
Withholding. Executive is responsible for payment of all taxes applicable to benefits provided to Executive under this Agreement, including federal and state income tax; provided however, that the Company shall be responsible for all applicable tax withholdings, including employment (e.g., FICA) taxes due to be paid by the Company pursuant to Section 3121(v) of the Code (i.e., FICA taxes on the present value of payments hereunder which are no longer subject to vesting). Executive agrees that appropriate amounts for withholding may be deducted from the cash salary, bonus or other payments due to Executive by the Company to satisfy the employee-portion of such obligations. If insufficient cash wages are available or if Executive so desires, Executive may remit payment in cash for the withholding amounts.

IN WITNESS WHEREOF, the Executive and a duly, authorized representative of the Company have signed this Agreement.

EXECUTIVE:                        COMPANY:

/s/ Kessel D. Stelling, Jr.                    RIVERSIDE BANK:
Kessel D. Stelling, Jr.
By: /s/ Carol B. Smith
Title: Executive Vice President